UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2024 (September 26, 2024)
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Exicure, Inc.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	001-39011	81-5333008
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2430 N. Halsted St.
Chicago, IL	60614
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 673-1700
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XCUR	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry Into a Material Definitive Agreement

On September 27, 2024, Exicure, Inc., a Delaware corporation (“Company”), entered into and closed the sale of certain assets pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) with Flashpoint Therapeutics, Inc., a Delaware corporation (the “Purchaser”). The assets sold to Purchaser include the Company's spherical nucleic acid-related technology, research and development programs, and clinical assets (the “Assets”) to the Purchaser as described in the Purchase Agreement (the “Transaction”). The Company will receive gross proceeds of $1.5 million from the sale of the Assets. The Company plans to support the Purchaser as the Purchaser pursues development and licenses components of the Assets to third parties and will receive royalties in connection therewith as set out in further detail in the Purchase Agreement.

Other than the Transaction, there exists no material relationship between the Company, its affiliates or any of the Company’s directors and officers, on the one hand, and the Purchaser, on the other. The terms of the transaction were negotiated between the Company and the Purchaser on an arms-length basis.

The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement which is attached hereto as Exhibit 10.1. The Purchase Agreement and the above description have been included to provide investors and stockholders of the Company with information regarding the Purchase Agreement’s terms. They are not intended to provide any other factual information about the Company or its subsidiaries, affiliates or stockholders. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of the Purchase Agreement and as of specified dates, were solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between the parties to the Purchase Agreement that differ from those applicable to investors. Investors and stockholders of the Company should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries, affiliates, businesses, or stockholders. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the public disclosures of the Company.

Item 2.01    Completion of Acquisition or Disposition of Assets

The information in Item 1.01 of this Current Report on Form 8-K regarding the Transaction is incorporated by reference into this Item 2.01.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Election of Directors to the Board of Directors

On September 26, 2024, the Board increased the size of the Board from six directors to seven directors and appointed Eui Yull Hwang as an independent director to fill the vacancy. Mr. Hwang will serve as a Class II director for a term expiring at the Company’s 2025 annual meeting of stockholders, or until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. There are no family relationships between Mr. Hwang and any director or executive officer of the Company. Mr. Hwang has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. For his services on the Board, Mr. Hwang will receive an annual retainer of $20,000. The Company also intends to enter into the Company’s standard form of indemnification agreement with Mr. Hwang. As of the date of this report, Mr. Hwang has not been appointed to any committees of the Board. To the extent he is appointed to a committee, the Company will disclose his appointment within four business days.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Asset Purchase Agreement by and between Flashpoint Therapeutics, Inc. and Exicure, Inc. dated as of September 27, 2024.*
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)
*Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any exhibits or schedules so furnished.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2024	EXICURE, INC.
(registrant)

	By:	/s/ Paul Kang
Paul Kang
Chief Executive Officer